EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the William Lyon Homes, Inc. 2000 Stock Incentive Plan and the Registration Statement (Form S-8) pertaining to the William Lyon Homes Executive Deferred Compensation Plan of our report dated February 10, 2003 with respect to the consolidated financial statements of William Lyon Homes and our report dated February 15, 2002 with respect to the combined financial statements of the Significant Subsidiaries of William Lyon Homes, both of which are included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

Irvine, California

February 24, 2003